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                                                                   EXHIBIT 99.16


THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") dated as of March 3, 2001, is entered into by and between John F. McHale (the "Purchaser"), and Kent A. Savage ("Savage") and Savage Interests L.P., a Delaware limited partnership (together with Savage, the "Sellers").

     WHEREAS, the Purchaser loaned $887,000 in cash (the "Loan") to the Sellers pursuant to the terms of that certain Promissory Note made by the Sellers on the date hereof (the "Note"); and

     WHEREAS, the Purchaser wishes to purchase from the Sellers a certain number of shares of the common stock of Netpliance, Inc. (the "Company"), par value $.01 per share (the "Common Stock"), on the terms and conditions set forth below.

     NOW THEREFORE, the parties hereby agree as follows:

     1. Purchase and Sale of Shares. Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Sellers agree to sell a number of shares of Common Stock held by them (the "Shares") to the Purchaser on the Closing Date (as hereinafter defined) that is the result of dividing $887,000.00 by the greater of (i) $0.50 per Share, and (ii) the average of the closing prices for the Common Stock, as reported by the stock exchange or automated quotation system on which the Common Stock is then traded, on the five trading days prior to the Closing Date (the greater of (i) and (ii) is referred to herein as the "Purchase Price per Share"), in exchange for a total purchase price of $887,000.00 (the "Purchase Price"), and upon the basis of the representations and warranties, and subject to the terms and conditions set forth herein, the Purchaser agrees to purchase the Shares from the Sellers on the Closing Date at the Purchase Price. The Purchase Price shall be payable in full by the Purchaser by delivery and cancellation of the principal amount of the Note.

     2. Closing. The closing of the purchase and sale of the Shares shall take place on September 15, 2001, at the offices of Company, or on such other date or at such other time or place as the Sellers and the Purchaser may agree upon (such time and date of the closing being referred to herein as the "Closing Date") unless this Agreement is earlier terminated pursuant to Section 6 below. Upon payment of the Purchase Price in full by delivery and cancellation of the Note, the Sellers will deliver to the Purchaser a certificate or certificates representing the Shares, in such denominations and registered in such nominee names as the Purchaser shall request. The Shares will be allocated between the Sellers as they may determine.
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     3.  Representations and Warranties of the Sellers.  The Sellers represent and warrant, as of the date hereof and as of the Closing Date, as follows:

     (a) The Sellers have good and marketable title to the Shares, free and clear of all liens, claims, security interests and encumbrances of any nature other than as created by that certain Pledge Agreement of even date herewith, by and between the Purchaser and the Sellers, securing payment of the Note and that other Pledge Agreement of even date herewith, by and between the Purchaser and the Sellers, with respect to all shares of Common Stock held by the Sellers (the "Other Pledge Agreement").

     Upon delivery hereunder by the Sellers to the Purchaser of the certificates evidencing the Shares and upon payment by the Purchaser to the Sellers of the Purchase Price therefor, the Purchaser will acquire good and marketable to the Shares, free and clear of all liens, claims, security interests and encumbrances of any nature except those created by the Other Pledge Agreement (and those created by the Purchaser).

     (b) The sale of the Shares hereunder will not, with or without the giving of notice or the lapse of time, or both, (a) to any of the Sellers' knowledge, violate any provision of law, statute, rule or regulation to which any Seller is subject, (b) violate any order, judgment or decree applicable to any Seller, or
(c) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which any Seller is a party or by which any Seller is bound.

     4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants that:

     (a) The Purchaser understands that the sale of the Shares hereunder has not been registered under the Securities Act of 1933, as amended (the "Act"), based on the exemption from registration provided by Section 4(1) of the Act, and that the Sellers' reliance on such exemption depends in part on the Purchaser's representations and warranties in this Agreement.

     (b) The Purchaser is purchasing the Shares for investment for his own account and not with a view to the distribution thereof except in compliance with the Act and applicable state securities laws; provided, that the Purchaser may at any time sell or otherwise dispose of all or any part of the Shares by registration under the Act and applicable state securities laws or pursuant to an exemption from such registration available thereunder. The Purchaser will not sell or otherwise transfer any interest in the Shares except in compliance with the registration requirements, or an exemption therefrom, of the Act and applicable state securities laws.

     (c) The Purchaser is an "accredited investor," as such term is defined in Rule 501(a) under the Act, who by reason of his business and financial experience has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares. The Purchaser has had the opportunity to ask questions of, and receive answers from, the Company and its officers and agents and has received all information concerning the Company that he has reasonably requested in connection with his purchase of the Shares.
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     (d) The purchase of the Shares hereunder will not, with or without the giving of notice or the lapse of time, or both, (a) to the Purchaser's knowledge, violate any provision of law, statute, rule or regulation to which the Purchaser is subject, (b) violate any order, judgment or decree applicable to the Purchaser, or (c) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which the Purchaser is a party or by which he is bound.

     (e) The Purchaser understands that the Shares constitute "restricted securities" within the meaning of Rule 144 under the Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Act and applicable state securities laws or unless an exemption from registration is available.

     (f) The Purchaser understands that no federal or state or other governmental agency has passed upon or made any recommendation or endorsement with respect to the Shares.

     (g) The Purchaser understands that any certificates evidencing the Shares will bear substantially the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION."

     5.  Conditions to Closing.

     (a) The obligation of the Purchaser to purchase the Shares under this Agreement is subject to the following conditions: (i) no preliminary or permanent injunction or other decree or ruling issued by a court of competent jurisdiction in the United States is in effect that would prevent the sale or purchase of the Shares, (ii) the representations and warranties of the Sellers shall be true and correct as of the date hereof and true and correct at the time of the Closing Date as if made on and as of such time, and (iii) the Sellers shall have performed their obligations hereunder in all material respects.

     (b) The obligation of the Sellers to sell the Shares under this Agreement is subject to the following conditions: (i) no preliminary or permanent injunction or other decree or ruling issued by a court of competent jurisdiction in the United States is in effect that would prevent the sale or purchase of the Shares, (ii) the representations and warranties of the Purchaser shall be true and correct as of the date hereof and true and correct at the time of the Closing Date as if made on and as of such time, and (iii) the Purchaser shall have performed its obligations hereunder in all material respects.

     6.  Termination.

         (a) This Agreement may be terminated prior to the Closing Date:
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               (i)    by either the Purchaser or the Sellers in the event of a
          breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 5, as applicable, and (B) cannot be or has not been cured on or before the Termination Date after the giving of prompt written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

               (ii) if the principal amount of the Note is prepaid in full before the Termination Date; or

               (iii) if the Closing Date has not occurred on or before 5:00 p.m., Austin, Texas time, on September 15, 2001 (the "Termination Date"); provided that the right to terminate this Agreement under this clause (ii) shall not be available to a party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     (b) Termination of this Agreement pursuant to Section 6(a) shall terminate all rights and obligations of the parties hereunder and neither party shall have any liability to the other party hereunder; provided that this Section 6 and Sections 7, 8, and 9 shall remain in effect; and provided further that termination of this Agreement shall not relieve any party from liability for any breach of this Agreement by such party prior to such termination.

     7. Survival of Representations and Warranties. The respective agreements, representations, warranties and other statements made by or on behalf of each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of any payment for the Shares.

     8.   Miscellaneous.

     (a) This Agreement may be executed in one or more counterparts, and such counterparts shall constitute but one and the same agreement.

     (b) All notices hereunder will be deemed given at the earlier of when actually received or three days after being deposited in the United States mails, return receipt requested, (a) to the Purchaser at 7501B North Capital of Texas Highway, Austin, Texas 78731 (b) to the Sellers at 54 St. Stephens School Road, Austin Texas 78731.

     (c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person shall have any right or obligation hereunder. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.
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     (d) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, between the parties respecting such subject matter.

     9. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

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          IN WITNESSES WHEREOF, the parties have entered into this Agreement as of the date first set forth above.


                                    SELLERS:


                                    SAVAGE INTERESTS, L.P.

                                    By:  K.A. Savage Interests G.P. L.L.C.
                                    Its:  General Partner

                                         By:
                                              ------------------------------
                                         Name:  Kent Savage
                                         Title:  President




                                    ----------------------------------------
                                    Kent A. Savage


                                    PURCHASER:


                                    ----------------------------------------
                                    John F. McHale